Year Ended October 31, 2002 John Hancock Series Trust - John Hancock Technology Fund Series - 3 NAV per share - Class C 2.23 NAV per share - Class I 2.44 - John Hancock Small Cap Growth Fund Series - 4 NAV per share - Class C 6.00 NAV per share - Class I 6.88 John Hancock Multi Cap Growth Fund Series - 5 NAV per share
- Class C 5.68 NAV per share - Class I N/A - John Hancock 500 Index Fund Series
- 6 NAV per share - Class C N/A NAV per share - Class I N/A - John Hancock Real Estate Fund Series - 7 NAV per share - Class C 10.51 NAV per share - Class I N/A
- John Hancock Focused Equity Fund Series - 8 NAV per share - Class C 4.59 NAV per share - Class I N/A -